BANK OF AMERICA (logo)

                                      Bank of America Corporation
                                      100 North Tryon Street
                                      Charlotte, NC 28255






Pricing Supplement No. 008 Dated
Monday, March 26, 2001                             Rule 424(b)(2)
(to Prospectus dated January 22, 2001)             File Number 333-47222
$3,000,000,000 InterNotes(sm)

Minimum Denomination:  $1000.00
Minimum Increments:    $1000.00
All trade settle flat and clear SDFS:  DTC Book Entry Only


Trade Date: Monday, March 26, 2001 @ 12:00 PM ET
Settlement Date: Thursday, March 29, 2001 @ 3:30 PM ET

CUSIP
 Number          06050XAV5      06050XAW3       06050XAX1
--------------
Coupon
 Rate              6.550%          6.750%          6.850%
-------------
Coupon                             Semi             Semi
 Frequency         Monthly        Annually        Annually
-------------
Maturity
 Date*             3/15/16         3/15/21        3/15/26
-------------
Resale
 Price             100.000%        100.000%       100.000%
-------------
Gross
 Concession          2.000%         2.500%          2.500%
-------------
Net Proceeds
 To Issuer:      $28,429,800.00   $9,647,625.00  $7,450,950.00
-------------
Call Date          **callable     ***callable       ****callable
                   on 3/15/04      on 3/15/05        on 3/15/06
                    and every       and every         and every
                   coupon date     coupon date       coupon date
                    thereafter      thereafter        thereafter
-------------
Call Price           100.000%        100.000%           100.000%
-------------
1st Coupon
 Date*               4/15/01          9/15/01           9/15/01
-------------
1st Coupon
 Amount               $2.91           $31.13            $31.59
-------------
Survivor's
 Option                Yes                Yes             Yes
----------
Product           Subordinated     Subordinated   Subordinated
 Ranking            Unsecured        Unsecured       Unsecured
-------------         Notes            Notes          Notes
Moody's
 Rating               Aa3               Aa3               Aa3
-------------
S&P Rating             A                A                 A

_______________
*If the maturity date or an interest payment date for any note is not a Business Day (as that term is defined in the Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.


**The InterNote(sm) will be subject to redemption at the option of Bank of America Corporation, in whole, on the Interest Payment Date occuring 3/15/04 and on any Interest Payment Date thereafter at a redemption price equal to 100% of the principal amount of the InterNote(sm), plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

***The InterNote(sm) will be subject to redemption at the option of Bank of America Corporation, in whole, on the Interest Payment Date occurring 3/15/05 and on any Interest Payment Date thereafter at a redemption price equal to 100% of the principal amount of the InterNote(SM), plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

****The InterNote(sm) will be subject to redemption at the option of Bank of America Corporation, in whole, on the Interest Payment Date occurring 3/15/06 and on any Interest Payment Date thereafter at a redemption price equal to 100% of the principal amount of the InterNote(SM), plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.


InterNote(sm) is the service mark of Incapital, LLC.
All rights reserved.